Exhibit 14.2

ADVANCED CELL TECHNOLOGY, INC.

Code Of Business Conduct And Ethics

August 2005

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers and employees of Advanced Cell Technology, Inc. and its subsidiaries (collectively, the “Company”). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor, the General Counsel or the Chief Financial Officer.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Chief Executive Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

For example:

•               No employee, officer or director shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company; and

•                  No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Chief Executive Officer or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, a copy of which has been previously provided to you.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Chief Financial Officer before making any such purchase or sale.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the

Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their duties for the Company and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing; Equal Employment Opportunity; Workplace Respect

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

The intrinsic worth and dignity of each employee must be respected.  Conduct which subtracts from that worth and dignity is contrary to the Company’s culture.

•                  Equal Employment Opportunity.  Employees and applicants for employment will be evaluated on a non-discriminatory basis.  The Company hires, compensates, and promotes associates on the basis of their qualifications and performance.  Only those criteria which are relevant to the job will be considered.  The Company has in place a proactive set of programs in order to ensure that we meet our objectives to provide equal opportunity employment.

•                  Workplace Respect.  Respect for each other is basic to the Company’s culture.  Regardless of where it occurs, behavior that disrupts the productive work environment of our associates threatens the teamwork vital to our success.  Each of must help ensure that our work environment is respectful and free from abusive behavior and harassment.  Behavior that violates this policy must be reported and addressed.

As part of this policy, we will maintain a work environment free of sexual harassment.  Generally, sexual harassment, regardless of intent, is direct or indirect, unwelcome, physical or verbal conduct of  a sexual nature.  Such harassment by any manager, employee, supervisor, customer, or supplier of the Company will not be tolerated.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Political Contributions

The Company’s policy is to comply strictly with all applicable and valid laws and regulations relating to the making of corporate political contributions. No political contributions for any candidate for Federal office may be made for or on behalf of the Company by any Company employee.

Even in those jurisdictions where corporate contributions are legal, no employee is authorized to make any political contribution, including the purchase of tickets to raise political funds and the furnishing of any goods or service, for or on behalf of the Company unless it has been cleared in accordance with established corporate procedures and has been reviewed and approved by the Company’s outside counsel.

Monetary contributions so approved shall be made only by corporate check payable to the candidate or political committee in question.

The Company believes that it is inadvisable to become involved in the internal political affairs of a foreign country. Accordingly, neither the Company nor any of its employees may make a foreign political contribution for or on behalf of the Company.

The United States Foreign Corruption Practice Act of 1977 prohibits United States companies, their stockholders, directors, agents, officers and employees from the payment of or authorization of the giving of anything of value, directly or indirectly, to a foreign official:

•                  for the purpose of influencing any act or decision of such foreign official; or

•                  inducing such foreign official to use his influence to assist in obtaining business for or directing business to any person.

A “foreign official” is any person acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, including a foreign national oil company. Also included under the term “foreign official” are foreign political parties and officials thereof or any candidate for foreign political office or a representative thereof.

Under the accounting standards provision of the Foreign Corrupt Practices Act, a facilitating payment, if required to be made, must be properly recorded in the company’s accounts. Recording of such payments in any way which would conceal their true nature would be a violation of the Foreign Corrupt Practices Act accounting standards. No fictitious invoices, documents, etc. shall be involved in any such transaction. No accounting record or document shall be falsified in any manner which may be obscure or disguise the true nature of the transaction.

All employees of the Company shall refrain from any acts which are prohibited by this law.

The Company encourages its employees at all levels to exercise their rights of citizenship by voting, making personal political contributions if they wish to do so with their own funds, and by being otherwise politically active in support of candidates or parties of the employee’s own personal selection.

Such political activity by the Company’s employees must be engaged in strictly in their individual and private capacities as responsible citizens, and not on behalf of the Company. No Company employee may receive any direct or indirect reimbursement or offsetting refund of any nature with respect to political contributions made by them in any form.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Chairman of the Audit Committee of the Company’s Board of Directors or may call the General Counsel and/or the Chief Financial Officer.  See “Reporting and Compliance Procedures.” All such concerns and complaints will be reviewed by the Chairman of Audit Committee of the Board of Directors. A record of all complaints and concerns received will be provided to the full Audit Committee each fiscal quarter.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Dealings with Independent Auditors

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the Securities and Exchange Commission (the “SEC”). No employee, officer or director shall, directly or indirectly, omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC.

No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statement.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel and/or the Chief Financial Officer must be obtained. The General Counsel and/or the Chief Financial Officer shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Audit Committee of the Board of Directors. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange/market regulation.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the General Counsel, the Chief Financial Officer and/or Chairman of the Audit Committee of the Board of Directors, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel or the Chief Financial Officer.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Chairman of the Audit Committee of the Board of Directors by fax, mail, e-mail or Web-based form (please refer to the section of the Company’s website titled “Whistleblower Hotline”, which may be accessed by going to www.advancedcell.com, clicking on “Investor Relations”, clicking on “Corporate Governance”, and finally “Whistleblower Hotline”). While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report anonymously if you wish.

If the Chairman of the Audit Committee of the Board of Directors receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found in the “Corporate Governance” section of the Company’s Website.

Enforcing the Code

Failure to comply with the standards contained in the Code will result in appropriate discipline of the offending employee, up to an including termination, referral for criminal prosecution, and restitution for any losses or damages resulting from the violation.

Disciplinary action will be taken:

•    If you authorize or participate directly in actions which are a violation of the Code.

•    If you deliberately fail to report a violation or deliberately withhold relevant and material information concerning a violation of the Code.

•    Against a supervisor, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence.

•    Against any employee who retaliates, directly or indirectly, or encourages others to do so, against the person who reports a violation of the Code.

This document is not an employment contract between the Company and any of its employees, officers or directors.

Approved by the Advanced Cell Technology, Inc. Board of Directors on August 1, 2005..

Certification

I,                                              do hereby certify that:

                   (Print Name Above)

1.             I have received and carefully read the Code of Business Conduct and Ethics of Advanced Cell Technology, Inc..

2.             I understand the Code of Business Conduct and Ethics.

3.             I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Date

(Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN TEN BUSINESS DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.